Exhibit 99.1

HEARTWARE REPORTS SECOND QUARTER 2012 RESULTS

– Revenue increased 42% to $29.1 million in second quarter of 2012 on strength of international market penetration –

– Increased investment as Company prepares for new clinical programs and expanded commercialization –

– Conference call today at 5:00 p.m. U.S. E.T. –

Framingham, Mass. and Sydney, Australia, August 7, 2012—HeartWare International, Inc. (NASDAQ: HTWR; ASX: HIN), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced revenue of $29.1 million for the second quarter ended June 30, 2012. This represents a 42 percent increase from $20.4 million in revenue for the same period of 2011. Revenue from international markets increased to $24.9 million in the second quarter of 2012, from $14.1 million in the second quarter of 2011, a 76 percent increase. Changes in foreign currency rates unfavorably impacted revenue by approximately $1.9 million in the second quarter of 2012, compared to the second quarter of 2011.

“During the second quarter, we generated global sales for the HeartWare® Ventricular Assist System of 318 units, up from 226 units in the second quarter of 2011. International markets accounted for 276 units sold and approximately 86 percent of our 2012 second quarter revenue, reflecting strong support of our 100 customer sites in 26 countries,” stated Doug Godshall, President and Chief Executive Officer. “Following the positive recommendation of the Circulatory System Devices Advisory Committee in April, we have been focused on working with the FDA as it finalizes its review of our Premarket Approval (PMA) application for U.S. commercialization of the HeartWare Ventricular Assist System as a bridge to heart transplantation.

“In May, we announced the early completion of enrollment in our 450-patient ENDURANCE Destination Therapy study, resulting in an expected gap in U.S. clinical enrollment in the second quarter. As we proceed through the two-year patient follow-up period for the trial, we have requested a Continued Access Protocol allocation for destination therapy from the FDA,” added Mr. Godshall. “Our second quarter results also reflect increased investment in our technology pipeline, particularly our MVAD® System for which human clinical testing is expected this year, as well as ramping of personnel in anticipation of expanded commercialization.”

Total operating expenses for the second quarter of 2012 were $34.2 million, as compared to $20.2 million in the same period of 2011. Research and development expense was $20.0 million for the second quarter of 2012, as compared to $10.3 million in the same period of 2011, primarily attributable to the Company’s continuing clinical trial costs and research and development costs related to advancing HeartWare’s pipeline technologies. Selling, general and administrative expenses were $14.2 million in the second quarter of 2012, compared to $9.9 million in the second quarter of 2011. The increase in selling, general and administrative expenses is related to a higher volume of commercial activity outside of the U.S. and an enhanced corporate infrastructure to support overall growth and anticipated commercialization in the U.S.

Net loss for the second quarter of 2012 was $22.8 million, or a $1.61 loss per basic and diluted share, compared to a $10.1 million net loss, or a loss of $0.73 per basic and diluted share, in the second quarter of 2011. For the six months ended June 30, 2012, the Company recorded a net loss of $41.6 million, or a $2.94 loss per basic and diluted share, compared to a $19.5 million net loss, or a loss of $1.40 per basic and diluted share, in the first half of 2011.

At June 30, 2012, the Company had $131.0 million of cash, cash equivalents and investments, as compared to $144.5 million at March 31, 2012 and $163.2 million at December 31, 2011.

HeartWare will host a conference call on Tuesday, August 7, 2012 at 5:00 p.m. U.S. Eastern Daylight Time (being 7:00 a.m. Australian Eastern Standard Time, on August 8, 2012) to discuss the Company’s financial results, highlights from the quarter and business outlook. The call may be accessed by dialing 1-877-941-4775 five minutes prior to the scheduled start time and referencing “HeartWare.” For callers outside the U.S., please dial +1-480-629-9761.

A live webcast of the call will also be available at the Company’s website (www.heartware.com) by selecting “HeartWare Second Quarter 2012 Conference Call” under the section titled “Corporate Presentations” on the Home Page. A replay of the conference call will be available through the above weblink immediately following completion of the call.

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIB / IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-output circulatory support device (up to 10L/min flow) designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has received CE Marking for the HeartWare System in the European Union and TGA approval in Australia. The device is currently the subject of United States clinical trials for two indications: bridge-to-transplant and destination therapy. For additional information, please visit www.heartware.com.

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HeartWare International, Inc. is a member of the Russell 2000® and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.

HEARTWARE®, HVAD®, MVAD® and HeartWare logos are registered trademarks of HeartWare, Inc.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the timing and progress of, and presentation of data related to, clinical trials, expected timing of regulatory filings and approvals, commercialization planning and research and development activities. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the possibility the FDA does not approve the marketing of the HeartWare® Ventricular Assist System in the U.S., and those described in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We may update our risk factors from time to time in Part II, Item 1A.”Risk Factors” in our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the Securities and Exchange Commission.

For further information:

Christopher Taylor

HeartWare International, Inc.

Email: ctaylor@heartwareinc.com

Phone: +1 508 739 0864

- Tables to Follow -

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue, net	$29,053	$20,389	$55,398	$38,364
Cost of revenue	12,665	7,913	23,493	15,509

Gross profit	16,388	12,476	31,905	22,855
Operating expenses:
Selling, general and administrative	14,204	9,892	26,920	18,556
Research and development	20,005	10,280	40,012	19,580

Total operating expenses	34,209	20,172	66,932	38,136
Loss from operations	(17,821)	(7,696)	(35,027)	(15,281)
Other expense, net	(4,961)	(2,400)	(6,600)	(4,246)

Net loss	$(22,782)	$(10,096)	$(41,627)	$(19,527)

Net loss per common share — basic and diluted	$(1.61)	$(0.73)	$(2.94)	$(1.40)

Weighted average shares outstanding — basic and diluted	14,157	13,923	14,139	13,912

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$114,501	$71,257
Short-term investments, net	16,501	91,925
Accounts receivable, net	21,443	14,953
Inventories, net	34,670	32,005
Prepaid expenses and other current assets	6,017	4,507

Total current assets	193,132	214,647
Property, plant and equipment, net	19,213	18,325
Other assets, net	8,193	7,760

Total assets	$220,538	$240,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,008	$5,025
Other accrued liabilities	13,185	12,436

Total current liabilities	24,193	17,461
Convertible senior notes, net	97,205	94,277
Other long-term liabilities	2,913	2,210
Stockholders’ equity	96,227	126,784

Total liabilities and stockholders’ equity	$220,538	$240,732

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